Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Snowflake Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (Exchange Act): our common stock, $0.0001 par value per share. References herein to the terms the “Company,” “we,” “our,” and “us” refer to Snowflake Inc.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which are each filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws, and the applicable provisions of the Delaware General Corporation Law (DGCL) for more information.

General

The authorized capital stock under our amended and restated certificate of incorporation consists of 2,500,000,000 shares of our common stock, $0.0001 par value per share, and 200,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Our board of directors is authorized, without stockholder approval, except as otherwise required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.

Common Stock

Voting Rights

The common stock is entitled to one vote per share on any matter that is submitted to a vote of stockholders (including the election of directors). Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors unless required by applicable law at the time of such election.

Dividends and Distributions

Subject to preferences or rights that may apply to any shares of preferred stock outstanding at the time, the holders of common stock will be entitled to receive any dividend or distribution of cash, stock, or other property as may be declared from time to time by our board of directors.

Liquidation Rights

On our liquidation, dissolution, or winding-up, the holders of common stock will be entitled to share on a pro rata basis in all of our remaining assets legally available for distribution to stockholders after the payment of any liabilities, liquidation preferences, and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock.

Change of Control Transactions

In the event of (a) the sale, lease, exclusive license or other disposition of all or substantially all of our assets (Asset Transfer), (b) a consolidation, merger, or reorganization other than a consolidation, merger, or reorganization which results in our stockholders continuing to hold a majority of the combined voting power of the voting securities of the Company or the surviving or acquiring entity in substantially the same proportions, or (c) the transfer, in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the Company if, after closing, the transferee person or group would hold more than 50% of the outstanding voting power of the Company (or the surviving or acquiring entity) (clauses (b) and (c), collectively, an Acquisition), in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock of the Company and upon the completion of the distributions required with respect to each series of preferred stock then outstanding, the remaining assets of the Company legally available for distribution to the stockholders shall be distributed on a pro rata basis to the holders of common stock. However, compensation to be paid or received by a holder of common stock in connection with an Asset Transfer or Acquisition under any employment, consulting, severance, or other compensatory arrangement will not constitute consideration or a “distribution to stockholders” in respect of the common stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, designate and fix the powers, rights, preferences, privileges, and qualifications, limitations, and restrictions thereof, of up to an aggregate of 200,000,000 shares of preferred stock in one or more series and authorize their issuance. These powers, rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide for stockholder actions at a duly called meeting of stockholders and that no action shall be taken by the stockholders by written consent. A special meeting of stockholders may be called only by the chair of our board of directors, our chief executive officer, or our board of directors pursuant to a resolution adopted by our board of directors. Our amended and restated bylaws establish advance notice procedures for proposed nominations of persons for election to our board of directors and other stockholder proposals to be brought before an annual meeting of our stockholders. Additionally, in accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. Subject to rights that may apply to any shares of preferred stock outstanding at the time, members of our board of directors may only be removed for cause as specified in Section 141(k) of the DGCL. Subject to any limitations imposed by applicable law, any vacancies on our board of directors and newly created directorships resulting from any increase in the number of directors, shall, unless our board of directors determines otherwise or as otherwise provided by applicable law, be filled only by a majority of our board of directors.

An amendment of certain provisions of our amended and restated certificate of incorporation is required to be approved by a majority of our board of directors as well as by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any amendment to our amended and restated bylaws is required to be approved by either a majority of our board of directors or by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing provisions make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise..

These provisions are intended to preserve our existing management structure, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies, and discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” (as each such term is defined therein) for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the exclusive forum for the following types of actions or proceedings brought under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Company to us or our stockholders; (iii) any action, suit or proceeding asserting a claim against us or any current or former director, officer, or other employee of the Company arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws; (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer, or other employee of the Company governed by the internal-affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to actions, suits or proceedings brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (Securities Act).

The foregoing provisions may have the effect of imposing additional costs on stockholders in pursuing any such claims or limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage lawsuits against us or our directors or officers. It is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. In addition, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SNOW.”

Transfer Agent and Registrar

The transfer agent of our common stock is the Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.